EXHIBIT 99.1

News Release

Graham Corporation 20 Florence Avenue Batavia, NY 14020
IMMEDIATE RELEASE
Graham Corporation CFO J. Ronald Hansen to Retire
BATAVIA, NY, July 2, 2008 — Graham Corporation (AMEX: GHM) announced today that J. Ronald Hansen, the Company’s Vice President — Finance & Administration and Chief Financial Officer, plans to retire on August 1, 2008. The Company is conducting a search for his successor. Mr. Hansen, who has 40 years of financial management and public accounting experience, joined Graham in 1993. In addition to his finance, accounting and treasury responsibilities, Mr. Hansen oversees the Company’s human resources and information technology departments. Mr. Hansen will remain on in a consulting role to assist the Company while it finds his replacement and in the ensuing transition.
James R. Lines, President and CEO of Graham, noted, “Ron has been a key player in the success of the Company, as well as the navigation of Graham through various industrial cycles. Many of his decisions enhanced the growth potential of the Company, provided us the strongest balance sheet in our history, and greatly reduced risk during challenging times. He’s prepared us well for his retirement, having instilled a strong financial discipline within the organization, built a highly-skilled financial team, led the development of our performance management program and directed the measurable productivity enhancements gained through our information technology systems. He will be greatly missed, and we wish him all the best in his retirement.”
Mr. Hansen stated, “It has been a privilege to be a member of the team that has expanded the intrinsic value of Graham. My retirement does not diminish my excitement about the great future I see in Graham. I am proud of the many accomplishments we have achieved and look forward to seeing many more.”
Graham also announced that Jennifer Condame, Controller, will be appointed Chief Accounting Officer effective July 31, 2008. Ms. Condame, who joined Graham in 1992, has been the Company’s Controller since 1994. Previously, she was an Audit Manager with Pricewaterhouse Coopers LLP.
ABOUT GRAHAM CORPORATION
With world-renowned engineering expertise in vacuum and heat transfer technology, Graham Corporation is a global designer, manufacturer and supplier of ejectors, pumps, condensers, vacuum systems and heat exchangers. Over the past 72 years, Graham Corporation has built a reputation for top quality, reliable products and high-standards of customer service. Sold either as components or complete system solutions, the principal markets for Graham’s equipment are the petrochemical, oil refining and electric power generation industries, including cogeneration and geothermal plants. Graham equipment can be found in diverse applications, such as metal refining, pulp and paper processing, ship-building, water heating, refrigeration, desalination, food processing, drugs, heating, ventilating and air conditioning.
Graham’s reach spans the globe. Its equipment is installed in facilities from North and South America to Europe, Asia, Africa and the Middle East. More information regarding Graham can be found at its website:
www.graham-mfg.com
For more information contact:
Deborah K. Pawlowski, Kei Advisors LLC
Phone: (716) 843-3908
Email: dpawlowski@keiadvisors.com
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